++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated May 3, 1999)                     Registration No. 333-75217

[LOGO OF CONSTELLATION ENERGY GROUP(TM)]
                                                Constellation Energy Group, Inc.
                                                             250 W. Pratt Street
                                                       Baltimore, Maryland 21201
                                                                  (410) 234-5000

                               $500,000,000

                             Medium-Term Notes

                $300,000,000 7  7/8% Notes due April 1, 2005
           $200,000,000 Floating Rate Notes due April 4, 2003

We are offering $300,000,000 of 7 7/8% Notes due April 1, 2005. We will pay in-terest on these notes semi-annually on April 1 and October 1, beginning October 1, 2000. We may redeem these notes at any time prior to maturity, in whole or in part, upon at least 30 days' notice, at a redemption price calculated using the formula explained on page S-6 of this prospectus supplement.

We are offering $200,000,000 of Floating Rate Notes due April 4, 2003. We will pay interest on these floating rate notes quarterly on January 4, April 4, July 4 and October 4, beginning July 4, 2000. The initial interest rate will be de-termined on March 31, 2000. The interest rate will reset quarterly on the in-terest payment dates based on three month LIBOR plus 0.45%. We may redeem the floating rate notes, upon at least 30 days' notice, on any January 4, April 4, July 4 and October 4 beginning April 4, 2001 at 100% of the principal amount plus accrued interest.

These notes will not be listed on any securities exchange.

                                            Price to   Underwriting Proceeds to
                                           Public (1)   Commission    Company
                                          ------------ ------------ ------------
Fixed Rate Notes
----------------
Per note.................................    99.75%       0.60%        99.15%
Total.................................... $299,250,000  $1,800,000  $297,450,000
Floating Rate Notes
-------------------
Per note.................................   100.00%       0.35%        99.65%
Total.................................... $200,000,000   $700,000   $199,300,000

-----

(1) Plus accrued interest, if any, from April 4, 2000.

We urge you to carefully read this prospectus supplement and accompanying pro-spectus which will describe the specific terms of the offering before you make your investment decision.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commis-sion has approved or disapproved of these securities or passed upon the ade-quacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC                              GOLDMAN, SACHS & CO.

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

BNY CAPITAL MARKETS, INC.                              SCOTIA CAPITAL (USA) INC.
SUNTRUST EQUITABLE SECURITIES CORPORATION

UTENDAHL CAPITAL PARTNERS, L.P.

         The date of this prospectus supplement is March 31, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Supplement

Forward Looking Statements................................................. S-3

Current Events............................................................. S-4

Ratio of Earnings to Fixed Charges......................................... S-5

Certain Terms of the Notes................................................. S-6

Underwriting............................................................... S-8

Where You Can Find More Information........................................ S-9

Prospectus

Forward Looking Statements.................................................   2

Constellation Energy.......................................................   3

Pricing Supplement.........................................................   3

Use of Proceeds............................................................   3

Ratio of Earnings to Fixed Charges.........................................   3

Description of the Notes...................................................   4

Plan of Distribution.......................................................  14

Legal Opinions.............................................................  15

Experts....................................................................  16

Where You Can Find More Information........................................  16

Glossary...................................................................  17

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement and the documents we incorpo-rate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other im-portant factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and fac-tors include, but are not limited to:

 . general economic, business and regulatory conditions;

 . energy supply and demand;

 . competition;

 . federal and state regulations;

 . availability, terms and use of capital;

 . nuclear and environmental issues;

 . weather;

 . implications of the restructuring order by the Maryland PSC resolving major issues surrounding electric restructuring in Maryland;

 . commodity price risk;

 . operating our currently regulated generation assets in a deregulated market beginning July 1, 2000 without the benefit of a fuel rate adjustment clause;

 . loss of revenues due to customers choosing alternative suppliers;

 . higher volatility of earnings and cash flows;

 . increased financial requirements of our non-regulated subsidiaries; and

 . inability to pass on to electric retail customers costs associated with pro-viding them service during the electric rate freeze period.

Given these uncertainties, you should not place undue reliance on these for-ward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements repre-sent our estimates and assumptions only as of the date of this prospectus sup-plement.

CURRENT EVENTS

Electric Restructuring

On April 8, 1999, Maryland enacted legislation authorizing customer choice and competition among electric suppliers. In addition, on November 10, 1999, the Maryland Public Service Commission issued a restructuring order that resolved the major issues surrounding electric restructuring. These matters are dis-cussed further in our Annual Report on Form 10-K for the year ended December 31,1999. See Where You Can Find More Information.

As a result of the deregulation of the electric generation owned by Baltimore Gas and Electric Company (BGE), our electric and gas public utility company, no earlier than July 1, 2000, and upon receipt of all regulatory approvals, we ex-pect that BGE will transfer, at book value, its 1) nuclear generating assets,
2) nuclear decommissioning trust fund, 3) fossil generating assets and 4) par-tial ownership interest in two coal plants and a hydroelectric plant located in Pennsylvania, to our nonregulated subsidiaries. In total, these generating as-sets represent about 6,240 megawatts of generation capacity with a total pro-jected net book value at June 30, 2000 of approximately $2.4 billion.

We expect BGE to transfer approximately $278 million of tax exempt debt to our nonregulated subsidiaries related to the transferred assets and that BGE will receive approximately $1.1 billion in unsecured promissory notes. Repayments of the notes by our nonregulated subsidiaries will be used exclusively to service certain long-term debt of BGE. BGE will also transfer equity associated with the generating assets to our nonregulated subsidiaries.

Under the Restructuring Order, BGE will provide standard offer service to cus-tomers at fixed rates over various time periods during the transition period for those customers that do not choose an alternate supplier once customer choice begins July 1, 2000. In addition, the electric fuel rate will be discon-tinued effective July 1, 2000.

Our nonregulated subsidiaries will provide BGE with the energy and capacity re-quired to meet its standard offer service obligations for the first three years of the transition period. Standard offer service will be competitively bid thereafter.

Our nonregulated subsidiaries will obtain the energy and capacity to supply BGE's standard offer service obligations from our Calvert Cliffs Nuclear Power Plant (Calvert Cliffs) and BGE's former fossil plants, supplemented with energy purchased from the wholesale energy market as necessary. Our earnings will be exposed to the risks of the competitive wholesale electricity market to the ex-tent that our nonregulated subsidiaries have to purchase energy and/or capacity or generate energy to meet obligations to supply power to BGE at market prices or costs, respectively, which may approach or exceed BGE's standard offer serv-ice rates. We will also be affected by operational risk, that is, the risk that a generating plant is not available to produce energy when the energy is re-quired.

Until July 1, 2000, we will continue to recover our cost of electric fuel as long as the Maryland PSC finds that, among other things, we have kept the pro-ductive capacity of our generating plants at a reasonable level. After July 1, 2000, any energy purchased to meet BGE's load commitments will become a cost of doing business in the newly competitive marketplace. Therefore, if BGE provides standard offer service at fixed rates to its customers that do not select an alternative provider as required under the terms of the Restructuring Order, and the load demand exceeds our capacity to supply energy due to a plant out-age, we would be required to purchase additional power in the wholesale energy market. If the price of obtaining energy in the wholesale market exceeds the fixed standard offer service price, our earnings would be adversely affected. Imbalances in demand and supply can occur not only because of plant outages, but also because of transmission constraints or due to extreme temperatures (hot or cold) causing demand to exceed available supply.

We cannot estimate the impact of the increased financial risks associated with this transition. However, these financial risks could have a material impact on our, and BGE's, financial results.

Calvert Cliffs License Extension

In 1998, we filed an application with the Nuclear Regulatory Commission (NRC) for a 20-year license extension for Calvert Cliffs to extend its license be-yond 2014 for Unit 1 and 2016 for Unit 2. On March 23, 2000, the NRC approved our application for license extension.

BGE is currently involved in a lawsuit titled National Whistleblower Center v. Nuclear Regulatory Commission and Baltimore Gas and Electric Company regarding its license extension process. The matter involves an appeal of the NRC's dis-missal of Whistleblower's petition to intervene in the license renewal pro-ceeding. At issue was the NRC's adoption of a streamlined procedure for the proceeding, including the requirement that any requests for extensions of time be justified by a showing of "unavoidable and extreme circumstances" rather than the "good cause" standard previously applied. Applying the new standard, the NRC ultimately dismissed Whistleblower's petition to intervene. Oral argu-ments have been held and a decision from the court is pending.

Corporate Reorganization

In anticipation of the deregulation of Maryland's electric industry on July 1, 2000, we are realigning our organization. We are combining the existing power marketing and trading functions of Constellation Power Source with the domes-tic plant operations, development and generation functions of Constellation Power and, on or about July 1, 2000, the electric generation portion of BGE's business. Together these functions will form an integrated domestic merchant energy organization that will strategically develop, own and operate power plants, market and trade power, and manage risk in the wholesale energy mar-ket.

                      RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                        Twelve Months Ended December 31,
      -------------------------------------------------------------------------------------------------------
      1999              1998                       1997                       1996                       1995
      ----              ----                       ----                       ----                       ----
      2.87              2.60                       2.35                       2.44                       2.52

The calculation of the ratios include the amount equal to the pre-tax earnings which would be required to meet dividend requirements on BGE preference stock and pay all fixed charges. The ratios shown on page 3 of the accompanying pro-spectus do not include the amounts necessary to meet dividend requirements on BGE preference stock. For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

CERTAIN TERMS OF THE NOTES

This prospectus supplement is the pricing supplement referred to throughout the accompanying prospectus.

Fixed Rate Notes

Interest Rate and Maturity

The fixed rate notes will mature on April 1, 2005 and will accrue interest at the rate of 7 7/8% per annum beginning April 4, 2000. We will make interest payments on the fixed rate notes semiannually on April 1 and October 1, begin-ning October 1, 2000. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business 15 calendar days before the interest payment date.

Optional Redemption

We have the option to redeem all or any part of the notes at any time prior to their maturity date. We will give notice of any redemption at least 30 days, but not more than 60 days, before a redemption date. We will pay a redemption price equal to the sum of:

1) 100% of the principal amount of notes being redeemed, plus

2) all accrued and unpaid interest on those notes, plus

3) any "make-whole premium."

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium. Lehman Brothers Inc. will make that calculation if: 1) we do not appoint someone else at least 30 days before the redemption date, or 2) the institution we appoint is unwilling or unable to make the calculation. If Lehman Brothers Inc. is unwilling or unable to make the calculation, then the Bank of New York, who is the trustee, will appoint an independent investment banking institution of national standing to make the calculation.

The amount of the make-whole premium, if any, will be equal to the excess of:

1) the sum of the present values, calculated as of the redemption date, of:

    a) each interest payment on each interest payment date after the redemp-tion date that would have been paid on the notes (this does not include any accrued interest paid at the redemption date); and

    b) the principal amount that would have been payable at the final matu-rity of the notes being redeemed; over

2) the principal amount of the notes being redeemed.

An independent investment banker will calculate the present values of interest and principal payments in accordance with generally accepted principles of fi-nancial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been paid to the redemption date at a discount rate that is equal to the Treasury Yield (as defined below) plus 25 basis points.

The Treasury Yield in the calculation will be an annual interest rate that is equal to the weekly average yield to maturity of United States Treasury Notes having a constant maturity corresponding to the remaining term to maturity of the notes that will be redeemed. This interest rate will be calculated to the nearest 1/12th of a year. The independent investment banker will determine the Treasury Yield on the third business day before the redemption date.

The independent investment banker will determine the weekly average yields of United States Treasury Notes from the most recent statistical release published by the Federal Reserve Bank of New York entitled "H.15(519) Selected Interest Rates" or any successor publication. If the H.15 Statistical Release gives a weekly average yield for United States Treasury Notes having a constant matu-rity that is the same as the remaining term of the notes, then the Treasury Yield will equal that weekly average yield. In all other cases, the indepen-dent investment banker will calculate the Treasury Yield by interpolating, on a straight-line basis, the weekly average yields from the H.15 Statistical Re-lease on the United States Treasury Notes having a constant maturity closest to but greater than the remaining term of the notes and the United States Treasury Notes having a constant maturity closest to and less than the remain-ing term. The independent investment banker will round any weekly average yields calculated by interpolation to the nearest 1/100th of 1%, and will round the percentage up for any figure of 1/200th of 1% or above.

If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release, or anywhere else, the independent investment banker will select comparable rates and calculate the Treasury Yield using these rates.

The redemption will not be made unless the redemption moneys are received by the Trustee by the redemption date. The failure to redeem will not be an event of default.

Floating Rate Notes

Interest Rate and Maturity

The floating rate notes will mature on April 4, 2003 and will accrue interest at a floating rate as described below. We will make interest payments on the floating rate notes quarterly on January 4, April 4, July 4, and October 4, beginning July 4, 2000. On each interest payment date, we will pay interest on each note to the person in whose name the note is registered at the close of business 15 calendar days before the interest payment date.

The initial interest rate will be determined on March 31, 2000. Thereafter, the interest rate on the floating rate notes will reset quarterly based on three month LIBOR plus 0.45%. The Interest Reset Dates will be January 4, April 4, July 4, and October 4, and the Interest Determination Dates will be the second Business Day before the Interest Reset Date. Three month LIBOR will be determined by The Bank of New York, acting as calculation agent, as de-scribed in LIBOR NOTES on page 11 in the accompanying Prospectus.

Optional Redemption

We have the option to redeem all or any part of the floating rate notes quarterly on any January 4, April 4, July 4, or October 4 interest payment date, beginning April 4, 2001 at 100% of the principal amount of the notes being redeemed, plus all accrued and unpaid interest. We will give notice of any redemption at least 30 days, but not more than 60 days, before a redemption date.

The redemption will not be made unless the redemption moneys are received by the Trustee by the redemption date. The failure to redeem will not be an event of default.

                                  UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to a purchase agreement, and each of the underwriters has severally agreed to purchase from us the respective amount of notes set forth opposite its name:

                                                Principal Amount of Notes
                                          -------------------------------------
                                            7 7/8% Notes    Floating Rate Notes
Underwriter                               due April 1, 2005  due April 4, 2003
-----------                               ----------------- -------------------
Lehman Brothers Inc. ....................   $180,000,000       $120,000,000
Banc of America Securities LLC...........     22,500,000         15,000,000
Goldman, Sachs & Co. ....................     22,500,000         15,000,000
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ...................     22,500,000         15,000,000
Salomon Smith Barney Inc. ...............     22,500,000         15,000,000
BNY Capital Markets, Inc. ...............      9,000,000          6,000,000
Scotia Capital (USA) Inc.................      9,000,000          6,000,000
SunTrust Equitable Securities
 Corporation.............................      9,000,000          6,000,000
Utendahl Capital Partners, L.P...........      3,000,000          2,000,000
                                            ------------       ------------
  Total..................................   $300,000,000       $200,000,000
                                            ============       ============

The obligations of the underwriters to purchase the notes are subject to cer-tain limitations as set forth in the purchase agreement. The underwriters are obligated to purchase all of the notes if any of the notes are purchased.

We will pay all expenses, excluding underwriting commissions, of approximately $365,000 associated with the offer and sale of the notes.

The underwriters may also offer the notes to certain securities dealers at the offering price on the cover of this prospectus less a concession of 0.35% for the fixed rate notes and 0.25% for the floating rate notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of 0.20% for all of the notes to certain brokers and dealers. After the initial public of-fering, the public offering price, concession and discount may be changed.

There is no established trading market for the notes, and the underwriters are not obligated to make a market in the notes. We cannot predict the amount of trading or liquidity of the notes.

In connection with the offering, SEC rules per- mit the underwriters to engage in transactions that stabilize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters may create a short position in the notes in connection with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase notes in the open market to re-duce the short position.

If the underwriters purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the notes.

We will have agreements with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

One of our subsidiaries, Constellation Power Source, has an exclusive arrange-ment with a subsidiary of Goldman, Sachs & Co. to serve as an advisor for power marketing and related risk management services. In addition, our subsidiary, Constella-tion Enterprises, Inc., has an ownership interest in Orion Power Holdings, Inc. with an affiliate of Goldman, Sachs & Co. to acquire electric generating plants in the United States and Canada. An underwriter may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of its businesses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other in-formation with the SEC. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all the notes.

 . Annual Report on Form 10-K for the year ended December 31, 1999.

 . Current Reports on Form 8-K filed with the SEC on February 15, 2000 and March
  17, 2000.

Please refer to Where You Can Find More Information on page 16 of the accompa-nying prospectus to see how you can find more information about us.

[LOGO OF CONSTELLATION ENERGY GROUP(TM)]

$500,000,000

Medium Term Notes                              Constellation Energy Group, Inc.
Series A                                                 39 W. Lexington Street
                                                      Baltimore, Maryland 21201
                                                                 (410) 234-5678

--------------------------------------------------------------------------------
P        R        O        S        P        E        C        T       U       S
--------------------------------------------------------------------------------

                                 Terms of Sale

  The following terms may apply to the notes which we may sell at one or more times. The final terms for each note will be included in a pricing supplement. We will receive between $496,250,000 and $499,375,000 of the proceeds from the sale of the notes, after paying the agents commissions of between $625,000 and $3,750,000.

 . Mature 9 months to 30 years             . Certificate or book-entry form

 . Fixed or floating interest rate.        . Subject to redemption and repur-
  The floating interest rate formula        chase at option of Constellation
  would be based on:                        Energy or holder

  -- Commercial paper rate                . Not convertible, amortized or sub-
                                            ject to a sinking fund
  -- Prime rate
                                          . Interest paid on fixed rate notes
  -- CD rate                                on May 1 and November 1

  -- Federal Funds effective rate         . Interest paid on floating rate
                                            notes monthly, quarterly, semi-
  -- LIBOR                                  annually, or annually

  -- Treasury rate                        . Minimum denominations of $1,000,
                                            increased in multiples of $1,000
  -- CMT rate

 . Remarketing features

                            ----------------------

  We urge you to carefully read this prospectus and the pricing supplement which will describe the specific terms of the offering before you make your investment decision.

-------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities com-mission has approved or disapproved of these securities or passed upon the ad-equacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

-------------------------------------------------------------------------------

LEHMAN BROTHERS                                            GOLDMAN, SACHS & CO.

                                    Agents

May 3, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Constellation Energy.......................................................   3

Pricing Supplement.........................................................   3

Use of Proceeds............................................................   3

Ratio of Earnings to Fixed Charges.........................................   3

Description of the Notes...................................................   4

Plan of Distribution.......................................................  14

Legal Opinions.............................................................  15

Experts....................................................................  16

Where You Can Find More Information........................................  16

Glossary...................................................................  17

                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents we incorporate by ref-erence that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future per-formance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially dif-ferent from those we project. These risks, uncertainties and factors include:

 . general economic, business and regulatory conditions;

 . energy supply and demand;

 . competition;

 . federal and state regulations;

 . availability, terms and use of capital;

 . nuclear and environmental issues;

 . weather;

 . industry restructuring and cost recovery (including the potential effect of stranded investments);

 . commodity price risk; and

 . year 2000 readiness

Given these uncertainties, you should not place undue reliance on these for-ward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements repre-sent our estimates and assumptions only as of the date of this prospectus.

For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-K and 10-Q. See Where You Can Find More Information. CONSTELLATION ENERGY

Constellation Energy became the holding company for Baltimore Gas and Electric Company ("BGE") and its diversified businesses on April 30, 1999. Constellation Energy owns all the outstanding shares of common stock of BGE and the subsidi-aries formerly owned by BGE.

BGE is a public utility that has served Central Maryland for over 180 years. BGE produces, purchases and sells electricity and purchases, transports and sells natural gas. BGE also jointly owns and operates two electric generating plants and one hydroelectric plant in Pennsylvania.

Constellation Energy owns the stock of several other companies primarily en-gaged in diversified energy-services businesses. They are:

 . Constellation Power Source, Inc. -- our wholesale power marketing and trading business;

 . Constellation Power, Inc. and Subsidiaries --our power projects business;

 . Constellation Energy Source, Inc. -- our energy products and services busi-ness; and

 . BGE Home Products & Services, Inc. and Subsidiaries -- our home products, commercial building systems, and residential and small commercial gas retail marketing business.

Constellation Energy also has two other subsidiaries:

 . Constellation Investments, Inc. -- our financial investments business; and

 . Constellation Real Estate Group, Inc. -- our real estate and senior living facilities business.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific in-formation and terms for that offering. The pricing supplement may also add, up-date or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

USE OF PROCEEDS

Based on our current plans and estimates the net proceeds from the sale of the notes will be used for general corporate purposes principally relating to our diversified energy-services businesses, including repayment of commercial paper borrowings used to finance capital expenditures and operations. We may, howev-er, use the net proceeds for other purposes if we find it necessary. If we do not use the net proceeds immediately, we temporarily invest them in short-term, interest-bearing obligations.

For current information on our commercial paper balances and average interest rate, see our most recent Form 10-K and 10-Q. See Where You Can Find More In-formation.

                       RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

                     Twelve Months Ended December 31, 1998
      ------------------------------------------------------------------------
      1998            1997              1996             1995             1994
      ----            ----              ----             ----             ----
      2.94            2.78              3.10             3.21             3.14

DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture between us and the Trustee, The Bank of New York, dated as of March 24, 1999. This prospectus briefly outlines some of the indenture provisions. If you would like more information on these provi-sions, review the indenture and its supplements that we filed with the SEC. See Where You Can Find More Information on how to locate the indenture and the sup-plements. You may also review the indenture at the Trustee's offices at 101 Barclay Street, New York, New York.

The indenture does not limit the amount of notes that may be issued. Each se-ries of notes may differ as to their terms. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

The notes are unsecured and will rank equally with all our unsecured indebted-ness. The notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The notes will not be subject to any conversion, amortization, or sinking fund. It is anticipated that the notes will be "book-entry," represented by a permanent global note registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to is-sue notes in certificate form registered in the name of the noteholders.

In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all time is New York City time, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pric-ing supplement and the note. The applicable pricing supplement will describe the terms for the notes including: interest rate, remarketing provisions, our right to redeem notes, the holders' right to tender notes, and any other provi-sions.

Redemptions

We may redeem notes at our option. Notes may be redeemable in whole or in part in increments of $1,000 upon no more than 60, and not less than 30 days prior notice. If we do not redeem all the notes of a series at one time, the Trustee selects the notes to be redeemed in a manner it determines to be fair.

Repurchases

The noteholder may have the right to cause us to repurchase the notes. We will repurchase the notes in whole or in part in increments of $1,000. The method for repurchases differs for book-entry and certificate notes, and is discussed later in this section.

Remarketed Notes

We may issue notes with remarketing features that allow holders the option to sell their notes back to us. In turn, we have the option to retire these notes or remarket and sell them to new holders.

Book-Entry Notes -- Registration, Transfer, and Payment of Interest and
Principal

Book-entry notes of a series will be issued in the form of a global note that will be deposited with The Depository Trust Company, New York, New York ("DTC"). This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees, and their successors may trans-fer a global note as a whole to one another.

Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its partici-pants.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the pro-visions of Section 17A of the Securities Exchange Act of 1934. DTC holds secu-rities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Par-ticipant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all pur-poses. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC's current practice, upon receipt of any payment of principal or in-terest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by partici-pants to owners of beneficial interests in the global notes, and voting by par-ticipants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the ac-count of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

 . We determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

Book-Entry Notes -- Method of Repurchase

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise the repurchase option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repur-chase. The paying agent, The Bank of New York, must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repur-chased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be re-purchased. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificate Notes -- Registration, Transfer, and Payment of Interest and
Principal

If we issue certificate notes, they will be registered in the name of the noteholder. The notes may be transferred or exchanged, pursuant to administra-tive procedures in the indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent.

Holders of over $5 million in principal amount of notes can request that pay-ment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least one business day prior to the payment date. Otherwise, payments will be made by check.

Certificate Notes -- Method of Repurchase

Noteholders desiring to exercise their repurchase option must notify the pay-ing agent at least 30 but not more than 45 days prior to the repayment date by providing the bank:

 . the note, with the section entitled "Option to Elect Repayment" on the re-verse of the note completed; or

 . a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

  -- the name of the holder;

  -- the principal amount of the note and the amount to be repurchased;

  -- the certificate number or the maturity and a description of the terms of the note;

  -- a statement that you wish to sell all or a portion of your note; and

 . A guaranty that the note with the section entitled "Option to Elect Repay-ment" on the reverse of the note completed, will be received by the paying agent within 5 business days.

The note and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a note, the old note will be canceled and a new note for the remaining principal amount will be issued to you.

Interest Rate

General

We have provided a Glossary at the end of this prospectus to define the capi-talized words used in discussing the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption, or re-purchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

Each pricing supplement will designate the fixed rate of interest payable on a note. Interest
                                       6
will be paid May 1 and November 1, and upon maturity, redemption or repurchase. If any payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. The record dates for such notes will be April 15 (for interest to be paid on May 1) and October 15 (for interest to be paid on November 1). Interest payments will be the amount of interest accrued to, but excluding, each May 1 and November 1. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

General

Each floating rate note will have an interest rate formula. The formula may be based on:

 . the commercial paper rate;

 . the prime rate;

 . the CD rate;

 . the federal funds effective rate;

 . the LIBOR;

 . the Treasury rate;

 . the CMT rate; or

 . another interest rate index.

The applicable pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The Interest Reset Date will be:

 . for notes which reset daily, each Business Day;

 . for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

 . for Treasury rate notes which reset weekly, the Tuesday of each week;

 . for notes which reset monthly, the third Wednesday of each month;

 . for notes which reset quarterly, the third Wednesday of March, June, September and December;

 . for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement; and

 . for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement.

The initial interest rate or interest rate formula on each note effective un-til the first Interest Reset Date will be indicated in the applicable pricing supplement. Thereafter, the interest rate will be the rate determined on the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Re-set Date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the Inter-est Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined

The Interest Determination Date for all notes (except Treasury rate notes) is the second Business Day before the Interest Reset Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would nor-mally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. However, the auction may be held on the preceding Fri-day. If an auction is held on the preceding Friday, that day will be the Inter-est Determination Date pertaining to the Interest Reset Date occurring in the next week. If an auction date falls on any Interest Reset Date then the Inter-est Reset Date will instead be the first Business Day immediately following the auction date.

When Interest Is Paid

Interest is paid as follows:

 . for notes which reset daily or weekly, on the third Wednesday of March, June, September and December;

 . for notes which reset monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (as indicated in the applicable pricing supplement);

 . for notes which reset quarterly, on the third Wednesday of March, June, Sep-tember, and December;

 . for notes which reset semi-annually, on the third Wednesday of the two months specified in the applicable pricing supplement;

 . for notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement; and

 . at maturity, redemption or repurchase.

If interest is payable on a day which is not a Business Day, payment will be postponed to the next Business Day. However, for LIBOR notes, if the next Busi-ness Day is in the next calendar month, interest will be paid on the preceding Business Day.

The record date will be 15 calendar days prior to each day interest is paid, whether or not that day is a Business Day.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date. However, for notes on which the interest resets daily or weekly, the interest payable will include interest accrued to and in-cluding the record date prior to the interest payment date. If the interest payment date is also a day that principal is due, the interest payable will in-clude interest accrued to, but exclude, the date of maturity, redemption or re-purchase.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes or CMT rate notes in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544%
(or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in the applicable pric-ing supplement.

"Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the head-ing "Commercial Paper."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Cal-culation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper."

(b) If the rate is not published or in Composite Quotations by 3:00 P.M. on the Calculation Date, the Commercial Paper Rate for that Commercial Paper In-terest Determination Date will then be calculated by the Calculation Agent in the following manner.

The Commercial Paper Rate will be calculated as the Money Market Yield of the average for the offered rates, as of 11:00 A.M., on that date, of three leading dealers of commercial paper in New York selected for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in the applicable pricing supplement.

"Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Cal-culation Date, then the Prime Rate will be the average (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appear on the Reuters Screen USPRIMEONE Page as its prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date.

(b) If fewer than four, but more than one, rates appear on the Reuters Screen USPRIMEONE Page, the Prime Rate will be the average of the prime rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Prime Rate Interest Determination Date by four major money center banks in New York selected by the Calculation Agent.

(c) If fewer than two rates appear, the Prime Rate shall be determined on the basis of the rates furnished in New York by the appropriate number of substi-tute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a Fed-eral or State authority, as selected by the Calculation Agent.

(d) Finally, if the banks are not quoting as mentioned above, the rate of in-terest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

CD Rate Notes

Each CD rate note will bear interest at the rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified on the CD rate note and in the applicable pricing supplement.

"CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Ma-turity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 9:00 A.M. on the Calculation Date, then the CD Rate will be the rate on that CD Rate Interest Determination Date for negotiable certificates of deposit having the applicable Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on that Calculation Date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent as follows:

The CD Rate will be calculated as the average of the secondary market offered rates, as of 10:00 A.M., of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calcu-lated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds effective rate note and in the applicable pricing supplement.

"Federal Funds Effective Rate" means, with respect to any Federal Funds Effec-tive Interest Determination Date, the rate on such date for Federal Funds as published in H.15(519) prior to 11:00 A.M. under the heading "Federal Funds (Effective)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) prior to 11:00 A.M. on the Cal-culation Date, then the Federal Funds Effective Rate will be the rate on that Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate."

(b) If that rate is not published in Composite Quotations by 3:00 P.M. on the Calculation Date, the Federal Funds Effective Rate for that Federal Funds Ef-fective Interest Determination Date will be calculated by the Calculation Agent as follows:

The Federal Funds Effective Rate will be the average of the rates, as of 11:00 A.M. on that date, for the last transaction in overnight Federal Funds ar-ranged by three leading brokers of federal funds transaction in New York se-lected by the Calculation Agent.

(c) Finally, if fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in the applicable pricing supplement.

LIBOR will be determined by the Calculation Agent as follows:

  (a) With respect to any LIBOR Interest Determination Date, LIBOR will be de-termined by either:

    (1) the average of the offered rates for deposits of not less than $1,000,000 in U.S. dollars having the Index Maturity specified in the ap-plicable pricing supplement, beginning on the second Business Day immedi-ately after that date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBO Page; or

    (2) the rate for deposits in U.S. dollars having the Index Maturity des-ignated in the applicable pricing supplement, beginning on the second Lon-don Business Day immediately after such date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that date.

If neither Reuters Screen LIBO Page nor Telerate Page 3750 is specified in the applicable pricing supplement, LIBOR will be determined as if Telerate Page 3750 had been specified.

In the case where (1) above applies, if fewer than two offered rates appear on the Reuters Screen LIBO Page, or, in the case where (2) above applies, if no rate appears on the Telerate Page 3750, LIBOR for that date will be determined as follows:

(b) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The offered rates must begin on the second Business Day immediately after that LIBOR Interest Deter-mination Date.

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

(c) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., New York City time, on such date by three major banks in New York, selected by the Calculation Agent. The rates will be for loans in U.S. dollars to leading European banks having the specified Index Maturity beginning on the second Business Day after that date and in a Representative Amount.

(d) Finally, if fewer than three banks are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with refer-ence to the Treasury

Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in the applicable pricing supplement.

"Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)."

The following procedures will occur if the rate cannot be set as described above:

(a) If that rate is not published in H.15(519) by 9:00 A.M. on the applicable Calculation Date, the rate will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury.

(b) If the results of the auction of Treasury bills having the applicable Index Maturity are not published in H.15(519) by 9:00 A.M., or otherwise published or reported as provided above by 3:00 P.M., on the Calculation Date, or if no auc-tion is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity (expressed as a bond equiva-lent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates as of approxi-mately 3:30 P.M. on the Treasury Interest Determination Date, of three leading primary United States government securities dealers in New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity.

(c) Finally, if fewer than three dealers are quoting as mentioned, the rate of interest in effect for the period will be the same as the rate of interest in effect for the prior interest reset period.

CMT Rate Notes

Each CMT rate note will bear interest at the rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified on such CMT rate note and in the applicable pricing supplement.

"CMT Rate" means, with respect to any CMT Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption "... Treasury Constant Maturities. Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.,'' under the column for the applicable Index Maturity designated in the applicable pricing supplement for:

    (1) if the Designated CMT Telerate Page is 7055, the rate for the appli-cable CMT Interest Determination Date; or

    (2) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the CMT Inter-est Determination Date occurs.

The following procedures will occur if the rate cannot be set as described above:

(a) If no page is specified in the applicable pricing supplement and on the face of such CMT Rate Note, the Designated CMT Telerate Page shall be 7052, for the most recent week. If such rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M. on the related Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the applicable In-dex Maturity as published in the relevant H.15 (519).

(b) If that rate is no longer published in H.15(519), or is not published by 3:00 P.M. on the related Calculation Date, then the CMT Rate for such CMT Interest Determi-nation Date will be the Treasury constant maturity rate for the applicable In-dex Maturity (or other United States Treasury rate for such Index Maturity for that CMT Interest Determination Date with respect to such Interest Reset Date) as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

(c) If that information is not provided by 3:00 P.M. on the related Calcula-tion Date, then the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity, based on the average of the secondary market closing offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York selected by the Calculation Agent. These dealers will be selected from five such Reference Dealers.

The Calculation Agent will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the applicable Index Maturity and a remaining term to maturity of not less than such Index Maturity minus one year.

If two Treasury Notes with an original maturity as described in the preceding sentence have remaining terms to maturity equally close to the applicable In-dex Maturity, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

(d) If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for that CMT Interest Determination Date will be calculated by the Calculation Agent as follows:

The rate will be calculated as a yield to maturity based on the average of the secondary market offer side prices as of approximately 3:30 P.M. on that CMT Interest Determination Date of three Reference Dealers in New York selected by the Calculation Agent using the same method described above, for Treasury Notes with an original maturity of the number of years that is the next high-est to the applicable Index Maturity with a remaining term to maturity closest to such Index Maturity and in an amount of at least $100 million.

If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

(e) Finally, if fewer than three Reference Dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Event of Default

"Event of Default" means any of the following:

 . failure to pay the principal of (or premium, if any, on) any note of a se-ries when due and payable;

 . failure to pay for 30 days any interest on any note of any series;

 . failure to perform any other requirements in the notes, or in the indenture in regard to such notes, for 60 days after notice; or

 . certain events of insolvency.

An Event of Default for a particular series of notes does not necessarily mean that an Event of Default has occurred for any other series of notes issued un-der the indenture. If an Event of Default shall have occurred and be continuing the Trustee or the holders of at least 33% of the principal amount of the notes of the series affected by an Event of Default may require us to repay the en-tire principal of the notes of such series immediately. Subject to certain con-ditions, this requirement may be rescinded by the holders of at least a major-ity in aggregate principal amount of the notes of the series.

The Trustee must within 90 days after a default occurs, notify the holders of the notes of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or no-
tice). The Trustee may withhold notice to the holders of such notes of any de-fault (except in the payment of principal or interest) if it in good faith con-siders such withholding in the interest of the holders. We are required to file an annual certificate with the Trustee, signed by an officer, about any default by us under any provisions of the indenture.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the pro-visions for indemnification, the holders of a majority in principal amount of the notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power con-ferred on, the Trustee with respect to such notes.

Modification of Indenture

Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change requires the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding notes of all series to be affected, voting as one class. However, no changes to the terms of payment of principal or interest, or reducing the percentage required for changes, is effective against any holder without its consent.

Consolidation, Merger or Sale

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

 . we are the continuing corporation or the successor corporation expressly as-sumes the payment of principal, and premium, if any, and interest on the notes and the performance and observance of all the covenants and conditions of the indenture binding on us; and

 . we, or the successor corporation, are not immediately after the merger, con-solidation, or sale in default in the performance of a covenant or condition in the indenture.

PLAN OF DISTRIBUTION

We may sell the notes (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Notes may be sold on a continuing basis through agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the pe-riod of their appointment under the terms of an agency agreement between the agents and us.

For each note and in total, we have set out below the offering price, the com-pensation we will pay the agents and the proceeds we will receive, before deducting expenses of approximately $365,000 depends on the maturity of the note they sell.

                                                            Per Note
                                                            --------
Public Offering Price                                                    100%
Agents' Commissions                                              0.125%-0.75%
                                                                 ------------
Proceeds to Constellation Energy (before expenses)             99.875%-99.25%
                                                              Total
                                                              -----
Public Offering Price                                            $500,000,000
Agents' Commissions                                       $625,000-$3,750,000
                                                          -------------------
Proceeds to Constellation Energy (before expenses)  $499,375,000-$496,250,000

The agents will not be obligated to make a market in the notes. We cannot pre-dict the amount of trading or liquidity of the notes.

By Underwriters

If underwriters are used in the sale, the notes will be acquired by the under-writers for their own account. The underwriters may resell the notes in one or more transactions, including negotiated transactions, at a fixed public offer-ing price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the notes will be subject to certain condi-tions. The underwriters will be obligated to purchase all the notes of the se-ries offered if any of the notes are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to deal-ers may be changed from time to time.

Direct Sales

We may also sell notes directly. In this case, no underwriters or agents would be involved.

General Information

In connection with sales by an agent or an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabi-lize the price of the notes. These transactions may include purchases for the purpose of fixing or maintaining the price of the notes.

The underwriters or agents may create a short position in the notes in connec-tion with the offering. That means they sell a larger principal amount of the notes than is shown on the cover page of the prospectus or the applicable pricing supplement. If they create a short position, the underwriters or agents may purchase notes in the open market to reduce the short position.

If the underwriters or agents purchase the notes to stabilize the price or to reduce their short position, the price of the notes could be higher than it might be if they had not made such purchases. The underwriters or agents make no representation or prediction about any effect that the purchases may have on the price of the notes.

Underwriters, dealers, and agents that participate in the distribution of the notes may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the notes by them may be treated as underwriting dis-counts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the notes offered pursuant to this prospectus. Cahill Gordon & Reindel (a partnership including a professional corporation), New York, NY will issue an opinion for any underwriters, dealers or agents. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

PricewaterhouseCoopers LLP, independent accountants, audited our annual financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

WHERE YOU CAN FIND
MORE INFORMATION

Constellation Energy will file annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to Constellation Energy becoming BGE's holding company, reports, statements and other information were filed by BGE under the name "Baltimore Gas and Electric Company." You may read and copy any document filed by BGE or Constellation Energy at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers (including Constellation Energy and BGE) that file documents with the SEC electronically. Constellation Energy's SEC filings may also be obtained from our web site at http://www.constellationenergy.com.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We in-corporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Ex-change Act of 1934 until we sell all the notes.

 . BGE's Annual Report on Form 10-K for the year ended December 31, 1998.

 . Constellation Energy's Current Report on Form 8-K filed April 30, 1999

This prospectus is part of a registration statement we filed with the SEC.

Any person, including any beneficial owner, may request a copy of these fil-ings, at no cost, by writing or telephoning us at the following address:

  Shareholder Services
  Constellation Energy Group, Inc.
  39 W. Lexington Street
  Baltimore, Maryland 21201
  410-783-5920

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    GLOSSARY

Set forth below are definitions of some of the terms used in this Prospectus.

"Business Day" means any day other than a Saturday or Sunday that (a) is not a day on which banking institutions in Baltimore, Maryland, or in New York, New York, are authorized or obligated by law or executive order to be closed, and
(b) with respect to LIBOR Notes only, is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"Calculation Agent" means the entity chosen by us to perform the duties related to interest rate calculation and resets for floating rate notes.

"Calculation Date" means the date on which the Calculation Agent calculates an interest rate for a floating rate note, which will be one of the following:

    "Prime Rate" -- tenth day after the related Prime Rate Interest Determi-nation Date or, if such day is not a Business Day, the next Business Day.

    "CD Rate" -- tenth day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "CMT Rate" -- tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "Commercial Paper Rate" -- tenth day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

    "LIBOR" -- the LIBOR Interest Determination Date.

    "Treasury Rate" -- tenth day after the related Treasury Rate Interest De-termination Date or, if such day is not a Business Day, the next Business Day.

    "Federal Funds Effective Rate" -- tenth day after the related Federal Funds Effective Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day.

"Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities," or any successor publication, published by The Federal Reserve Bank of New York.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement and on the face of such CMT Rate Note (or any other page as may replace such page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

"H.15(519)" means the weekly statistical release entitled "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

"Index Maturity" means, with respect to a floating rate note, the period to ma-turity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

"Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date (except in the case of LIBOR which is calculated on the related LIBOR Interest

Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

"Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest De-termination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

"Money Market Yield" is the yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:


                                    D X 360
            Money Market Yield = --------------X 100
                                  360-(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the period for which interest is being calculated.

"Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

"Reuters Screen USPRIMEONE Page" means the display designated as page USPRIMEONE on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIMEONE page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

"Spread" means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"Spread Multiplier" means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

"Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that serv-ice or such other service or services as may be nominated by the British Bank-ers Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

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                      [CONSTELLATION ENERGY GROUP LOGO]


                               $500,000,000

                             Medium-Term Notes

                $300,000,000 7  7/8% Notes due April 1, 2005
           $200,000,000 Floating Rate Notes due April 4, 2003

          ----------------------------------------------------------

                            PROSPECTUS SUPPLEMENT

          ----------------------------------------------------------

                                LEHMAN BROTHERS

                         BANC OF AMERICA SECURITIES LLC

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                           BNY CAPITAL MARKETS, INC.

                           SCOTIA CAPITAL (USA) INC.

                   SUNTRUST EQUITABLE SECURITIES CORPORATION

                        UTENDAHL CAPITAL PARTNERS, L.P.

                              March 31, 2000

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